FUND OF FUNDS INVESTMENT AGREEMENT

This FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of April 23, 2026, is between each fund listed on Exhibit A severally and not jointly (each an “Acquiring Fund”), and each fund listed on Exhibit B severally and not jointly (each an “Acquired Fund” and, together with the Acquiring Funds, the “Funds”).

WHEREAS, each Acquiring Fund is either a series of an open-end management investment company or a closed-end management investment company registered with the U.S. Securities and Exchange Commission under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, each Acquired Fund is a closed-end management investment company registered with the U.S. Securities and Exchange Commission under the 1940 Act;

WHEREAS, Sections 12(d)(1) and 60 of the 1940 Act generally limit the ability of a registered investment company or business development company to invest in shares of another registered investment company or business development company;

WHEREAS, Rule 12d1-4 under the 1940 Act (“Rule 12d1-4”) generally permits a registered investment company or business development company to invest in shares of another registered investment company or business development company in excess of the limitations under Sections 12(d)(1) and 60 subject to certain terms and conditions; and

WHEREAS, the Acquiring Funds, from time to time, may wish to acquire shares of the Acquired Fund in excess of the limitations under Sections 12(d)(1) and 60 in reliance on Rule 12d1-4.

NOW, THEREFORE, in consideration of the potential benefits to the Funds arising out of the investment by an Acquiring Fund in an Acquired Fund, the Funds agree as follows:

1.	Terms of Investment

In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund listed on Exhibit B agree as follows solely with respect to an investment by an Acquiring Fund in an Acquired Fund that exceeds the limits in Section 12(d)(1)(A)(i) of the 1940 Act:

(a)       Scale of investment. The Acquiring Fund and its Advisory Group (as that term is defined in Rule 12d1-4), in the aggregate, will limit their investment in an Acquired Fund to less than 10% of the outstanding voting securities of the Acquired Fund. Upon a reasonable request by an Acquired Fund, and to the extent permissible by applicable law and the compliance policies of the Acquiring Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b)       Nothing in this Agreement shall be understood to separately impose any requirement that an Acquired Fund redeem or tender for its shares.

(c)       Voting. Except as provided in (ii) below, or otherwise required by the Acquiring Fund's organizational documents or applicable law or rules thereunder, the Acquiring Fund will vote its securities held of an Acquired Fund in the same proportion as the vote of all other holders of such securities (“Echo Voting”).

(ii) to the extent permitted by the Acquiring Fund’s organizational documents or applicable law or rules thereunder, an Acquiring Fund will consider voting on a non-routine matter for an Acquired Fund in its own discretion and vote in accordance with the best interest of its unitholders or shareholders.

2.	Representations and Obligations of an Acquired Fund

Each Acquired Fund agrees to:

(a)	comply with the terms and conditions of Rule 12d1-4, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds and this Agreement;

(b)	promptly notify the Acquiring Funds if the Acquired Fund fails to comply with the terms and conditions of Rule 12d1-4 with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement;

(c)	adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4; and

(d)	provide, subject to applicable law, the Acquiring Fund and its investment adviser (and, if applicable, subadviser) with information reasonably requested by the Acquiring Fund and its investment adviser (and, if applicable, subadviser) to comply with the terms and conditions of Rule 12d1-4, including information on the fees and expenses of the Acquired Fund.

3.	Representations and Obligations of an Acquiring Fund

Each Acquiring Fund agrees to:

(a)	comply with the terms and conditions of Rule 12d1-4, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds and this Agreement;

(b)	promptly notify the Acquired Funds if the Acquiring Fund fails to comply with the terms and conditions of Rule 12d1-4 with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement;

(c)	provide an Acquired Fund with information regarding the amount of such Acquiring Fund’s investments in the Acquired Fund upon the Acquired Fund’s reasonable request; and

(d)	adopt policies and procedures reasonably designed to prevent violations of Rule 12d1-4.

4.	Condition to Initial Purchase in Reliance on Rule 12d1-4

Each Acquiring Fund and the Acquired Fund agree that, prior to the initial acquisition by the Acquiring Fund of shares of the Acquired Fund in reliance on Rule 12d1-4, the investment adviser

(or, if applicable, subadviser) to each of the Acquiring Fund and the Acquired Fund must make the findings required by Rule 12d1-4.

5.	Indemnification

(a)       Each Acquiring Fund, severally and not jointly, agrees to hold harmless, indemnify and defend the Acquired Fund, including any principals, directors or trustees, officers, employees and agents (“Acquired Fund Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any Acquired Fund Agents, to the extent such Claims result from: (i) a violation or alleged violation of any provision of this Agreement or (ii) a violation of the terms and conditions of Rule 12d1-4, in each case by the Acquiring Fund, its principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers.

(b)       Each Acquired Fund, severally and not jointly, agrees to hold harmless, indemnify and defend the Acquiring Fund, including any principals, directors or trustees, officers, employees and agents (“Acquiring Fund Agents”), against and from any and all Claims asserted against the Acquiring Fund, including any Acquiring Fund Agents, to the extent such Claims result from: (i) a violation of any provision of this Agreement or (ii) a violation of the terms and conditions of Rule 12d1-4, in each case by the Acquired Fund, its principals, directors or trustees, officers, employees, agents, advisers or if applicable, subadvisers.

(c)       Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims. This Section shall survive any termination of this Agreement.

(d)       In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund(s) that is/are involved in the matter in controversy and not to any other Acquiring Fund or series of the Acquiring Fund.

(e)       In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund(s) that is/are involved in the matter in controversy and not to any other Acquired Fund or series of the Acquiring Fund.

6.	Notices

Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement, shall be in writing and shall be delivered to the contact identified below (which may be changed from time to time upon written notice to the other party) by (i) Federal Express or other comparable overnight courier; (ii) registered or certified mail, postage prepaid, return receipt requested; (iii) facsimile with confirmation during normal business hours; or (iv) e-mail (to all parties set forth below). All notices, demands or requests so given will be deemed given when actually received.

If to the Acquiring Funds:

Marc Collins

General Counsel

RiverNorth Capital Management, LLC

360 S. Rosemary Ave. Suite 1420

West Palm Beach, FL 33401

mcollins@rivernorth.com

If to the Acquired Funds:

abrdn Product Governance Team

Attn: Lucia Sitar

abrdn Inc.

1900 Market Street, Suite 200

Phila., PA 19103

ProductGovernanceUS@aberdeenplc.com

7.	Termination and Governing Law

(a)       This Agreement will continue with respect to each Acquiring Fund or Acquired Fund until terminated in writing by a party upon 60 days’ notice to the other party. In the event of the termination or dissolution of an Acquiring Fund or Acquired Fund, this Agreement shall be terminated as to that Acquiring Fund or Acquired Fund, as applicable, and shall continue with respect to the non-terminating or non-dissolving Acquiring Fund(s) or Acquired Fund(s).

(b)       Upon termination of this Agreement for any Acquired Fund, the Acquiring Fund(s) may not purchase additional shares of the terminated Acquired Fund(s) beyond the Section 12(d)(1)(A) limits in reliance on Rule 12d1-4. While the terms of the Agreement shall only be applicable to investments in Acquired Fund(s) made in reliance on Rule 12d1-4, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 7(a) of this Agreement.

(c)       This Agreement will be governed by laws of Illinois without regard to choice of law principles.

8.	Miscellaneous

(a)       This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.

(b)       Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(c)       Additional Funds. Certain closed-end and open-end investment companies (or series thereof) advised by the same adviser as the Acquiring Funds or the same adviser as the Acquired Funds, or any investment adviser controlling, controlled by or under common control with the adviser of the Acquiring Funds or adviser of the Acquired Funds (each, an “Additional Acquiring Fund” or “Additional Acquired Fund” as determined by context of the relevant investment company, and generally, an “Additional Fund”) may desire to be included under this Agreement. In such event, (1) an Additional Acquiring Fund may notify the Acquired Funds in writing, or (2)

an Additional Acquired Fund may notify the Acquiring Funds in writing of this desire. If the adviser of the other party agrees in writing, such Additional Fund shall hereunder be deemed to be included as a party to this Agreement and, as applicable, either Exhibit A shall be amended to include the Additional Acquiring Fund or Exhibit B shall be amended to include the Additional Acquired Fund. All writings or notices provided in accordance with the notice provision of Section 6 of this Agreement will be deemed acceptable to fulfil the requirements of this Section 8(c).

(d)       No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing in the manner provided by Section 6 and signed by a duly authorized representative of each party.

(e)       This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, an electronic copy of this Agreement, including the signature pages hereto, shall be deemed an original.

(f)       If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

RiverNorth Funds Trust, on behalf of each of its series listed on Exhibit A.

RiverNorth Opportunities Fund, Inc.

RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

RiverNorth Capital and Income Fund, Inc.

RiverNorth Opportunistic Municipal Income Fund, Inc.

RiverNorth Managed Duration Municipal Income Fund, Inc.

RiverNorth Flexible Municipal Income Fund, Inc.

RiverNorth Flexible Municipal Income Fund II, Inc.

RiverNorth Managed Duration Municipal Income Fund II, Inc.

/s/ Marcus Collins

Print Name: Marcus Collins

Title: Secretary and Chief Compliance Officer

Acquired Funds listed in Exhibit B

/s/ Lucia Sitar

Print Name: Lucia Sitar

Title: Vice President

Exhibit A - Acquiring Funds

RiverNorth Funds, on behalf of each of its current series listed below and any future series of the Trust:

o	RiverNorth/DoubleLine Strategic Income Fund

o	RiverNorth/Oaktree High Income Fund

RiverNorth Opportunities Fund, Inc.

RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

RiverNorth Capital and Income Fund, Inc.

RiverNorth Opportunistic Municipal Income Fund, Inc.

RiverNorth Managed Duration Municipal Income Fund, Inc.

RiverNorth Flexible Municipal Income Fund, Inc.

RiverNorth Flexible Municipal Income Fund II, Inc.

RiverNorth Managed Duration Municipal Income Fund II, Inc.

Exhibit B – Acquired Funds

Ticker	Fund Name
ACP	abrdn Income Credit Strategies Fund
AOD	abrdn Total Dynamic Dividend Fund
AGD	abrdn Global Dynamic Dividend Fund
VFL	abrdn National Municipal Income Fund
AEF	Abrdn Emerging Markets ex-China Fund, Inc.
IAF	abrdn Australia Equity Fund, Inc.
FAX	abrdn Asia-Pacific Income Fund, Inc.
FCO	abrdn Global Income Fund, Inc.
IFN	Aberdeen India Fund, Inc.
AWP	abrdn Global Premier Properties Fund
VFL	abrdn National Municipal Income Fund
HQH	abrdn Healthcare Investors
HQL	abrdn Life Sciences Investors
THQ	abrdn Healthcare Opportunities Fund
THW	abrdn World Healthcare Fund